Exhibit 5.1

September 30, 2022

NextDecade Corporation

1000 Louisiana Street, Suite 3900

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), to register the resale by the selling stockholders listed in the Registration Statement under the heading “Selling Stockholders” (the “Selling Stockholders”) of up to 15,454,160 shares (the “Shares”) of common stock, par value $0.0001 per share, of NextDecade Corporation, a Delaware corporation (the “Company”). The Shares offered under the Registration Statement were issued to the Selling Stockholder pursuant to that certain Common Stock Purchase Agreement dated September 14, 2022 (the “Purchase Agreement”), between the Company and the Selling Stockholders.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering those opinions, we have examined: (a) the Registration Statement, (b) the Company’s Second Amended and Restated Certificate of Incorporation, as amended through the date hereof, (c) the Company’s Amended and Restated Bylaws, as amended through the date hereof, (d) the Purchase Agreement, (e) corporate actions of the Company’s Board of Directors that provide for the execution, delivery and performance of the Purchase Agreement and the issuance of the Shares pursuant thereto (the “Authorizing Resolutions”), and (f) the Company’s stock ledger, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. Other than our review of the documents listed in (a) through (f) above, we have not reviewed any other documents or made any independent investigation for the purpose of rendering this opinion.

For the purposes of this opinion letter, we have assumed that: (a) each document submitted to us is accurate and complete; (b) each such document that is an original is authentic; (c) each such document that is a copy conforms to an authentic original; and (d) all signatures on each such document are genuine. We have further assumed the legal capacity of natural persons and that the Purchase Agreement is enforceable against each of the respective parties thereto. We have not verified any of those assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law (“DGCL”) and reported decisions interpreting the DGCL.

Based upon and subject to the foregoing, it is our opinion that the Shares were duly authorized for issuance to the Selling Stockholders and are validly issued, fully paid and nonassessable.

This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP